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                                                               Exhibit 36


                         FIRST AMENDED LICENSING AND
                            MARKETING AGREEMENT

     THIS FIRST AMENDED LICENSING AND MARKETING AGREEMENT made and entered into at Heath, Ohio on this ____ day of February, 1998 by and between NITRO PLASTICS TECHNOLOGIES OF ISRAEL, an Israel Corporation (referred to herein as either "Nitro Plastics" and/or "Licensor"), 17 Ben Yobuda St. Notanya 43305 and ___________________ and YORAM AISENBERG and PALLETECH, INC. KNA PALLET TECHNOLOGY, INC., (referred to hereinafter as either "Palletech" and/or "Licensee") a Delaware corporation whose business address is 1835 James Parkway, Heath, Ohio 43056.

                                    WITNESSETH:

           WHEREAS, Palletech is a manufacturer of virgin and recycled plastic products; and

           WHEREAS, Nitro Plastics and Yoram Aisenberg represent that Nitro Plastics is the sole and exclusive owner and Licensor of a proprietary injection molding technology (the "Process" and/or "Information" and "proprietary process") especially suited for the manufacturing of plastic pallets and other products from recycled plastics; and,

           WHEREAS, Nitro Plastics desires to grant to Palletech the exclusive right to use the Process and Information in the manufacture of plastic pallets, and Palletech desires to manufacture pallets utilizing the proprietary technology (i.e. the Process and Information) to be supplied by Nitro Plastics pursuant to this agreement as an amendment to the parties prior written agreement dated July 7, 1997.

     NOW THEREFORE, in consideration of the mutual covenants, terms and conditions contained herein, the parties agree as follows:

     1.     LICENSE.

     Nitro Plastics grants to the Palletech the exclusive, unlimited, irrevocable, right and license in all fifty states of the United States of America (the "Exclusive Territory"), with the right to

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grant sub-licenses to third parties within the Exclusive Territory, to use and exploit the proprietary injection molding technology for the manufacturing of plastic pallets of all kinds and sizes as well as any products specifically developed by Palletech and to manufacture, have manufactured, use, market, have marketed, sell and have sold plastic pallets and/or other products developed by Palletech based on or relating to the proprietary process. The exclusive right and license herein granted shall apply to all inventions, improvements, patents, patent applications and letters patent, which Nitro Plastics now owns or controls, or hereafter may own or control, and which relate to the proprietary process and the manufacturing and/or sale of plastic pallets resulting therefrom, and to all information and documents, which Nitro Plastics now owns or controls, or hereafter may own or control, and which relate to the proprietary process hereinafter also referred to as the "Process" and/or "Information" and the manufacturing and/or sale of pallets resulting therefrom. As to all other products developed through use of the Process by Nitro Plastics and/or Aisenberg, Palletech shall have the right to use the Process to manufacture, sell, distribute, sub-license and exploit in all manner these other products in all 50 states of the United States on a non-exclusive basis.

     2.     REPRESENTATIONS OF NITRO PLASTICS.

     Nitro Plastics and Yoram Aisenberg warrant and represent the following:

     (a) that the Process and Information (i.e. the proprietary injection molding technology) is proprietary and is under the exclusive ownership and control of Nitro Plastics and is available for use in the fifty (50) United States by Palletech and the use thereof by Palletech is not an infringement on any other same or similar patent or proprietary process owned and/or controlled by persons or entities other than Nitro Plastics;

     (b) that Nitro Plastics is the exclusive owner and/or Licensor of all rights to the Process and Information and that Nitro Plastics has the right to grant this exclusive license applicable to the Exclusive Territory and Non-exclusive Territory, and has not granted to any other person, firm, entity or corporation any right, license, shop right, or privilege thereunder to use the Process and Information in such Territories other than Palletech;

     (c) the Process and Information when combined with the equipment recently installed by Palletech at its James Parkway location will result in the manufacture of plastic pallets from recycled plastic to the quality, strength and specifications as represented by Nitro Plastics as set forth in Schedule 2(c) attached hereto and further that the equipment ordered by Palletech to manufacture the plastic pallets as described in Section 4.1 below will produce the plastic pallets to the quality, strength and specifications as represented by Nitro Plastics;

     (d) that during the pendency of this agreement, and as to all rights of Palletech which are granted herein, Nitro Plastics and Yoram Aisenberg shall do all things necessary to maintain the confidentiality of its proprietary process referred to

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            herein and/or as well as its rights to such Process and
            Information and Nitro Plastics shall not do anything which in any way restricts, prohibits, limits, shortens and/or terminates any rights acquired by Palletech under this agreement.

     3.     ASSISTANCE AND RELATED INFORMATION.

     Upon request by Palletech at any time, Nitro Plastics shall cause to be furnish to Palletech, its nominees, representatives or attorneys, within five
(5) business days after such request, all information and documents relating to the Process and Information, including but not limited to copies of any License Agreements and amendments thereto entered into by and between Nitro Plastics and any other licensee, person and/or entity associated with exploitation of the Process and/or manufacture of products using the Process. Any such information provided to nominees, representatives or attorneys of Palletech shall remain confidential.

     4.     CONDITIONS AND AGREEMENTS.

     4.1. That based upon specifications and approvals of Nitro Plastics and Yoram Aisenberg given in advance of such purchase, Palletech has purchased and had installed at its facility located at 1835 James Parkway, Heath, Ohio 43056 an injection molding machine and appropriate mold and equipment for the purpose of manufacturing plastic pallets. Said machines is described as a 750 ton form molding machine, with gas assist technology and proprietary configuration, and said machine has been inspected and approved by the representative of Nitro Plastics, Yoram Aisenberg, who has acknowledged that said equipment is suitable in every way and necessary for the manufacture of plastic pallets from recycled plastic using the Process and Information and further that said equipment is of the kind an nature which when using the Process will produce plastic pallets from recycled plastic at the rate of ______ pallets per hour.

     4.2. Nitro Plastics hereby licenses Palletech to utilize the subject technology for the specific purpose of manufacture of plastic pallets (or such other products as shall be mutually agreed by the parties for a period of ten (10) years, commencing with the date that the subject machine is installed and operational (i.e. producing pallets at the rate per hour as set forth in Section 4.1 above) at Palletech's location in Heath, Ohio. After the ten (10) year period of time, Palletech shall have the right in perpetuity to use, license and sub-license the Process and Information within the Exclusive Territory, free and clear of any claim or interest of Nitro Plastics.

     5.     RESPECTIVE DUTIES.

     The respective duties, responsibilities and obligations of the parties, in addition to those described in other sections of this agreement are as follows:

     5.1.   Duties of Nitro Plastics:

     5.1.1. Nitro Plastics and Yoram Aisenberg shall provide supervisory and technical personnel to effect the installation of the subject machine and train personnel of Palletech in the use and operation of said machine; and, Nitro Plastics shall continue to provide technical support

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for a period of one (1) year commencing with the date that the machine produces its first pallet ready for sale and delivery at the hourly rate described in Section 4.1 above.

     5.1.2. Nitro Plastics and Yoram Aisenberg shall provide sales personnel who will undertake the non-exclusive sale of pallets produced by Palletech, at a price determined by Palletech.

     5.1.3. Nitro Plastics and Yoram Aisenberg shall perform such other sales and marketing functions as it deems necessary or desirable, provided however that Palletech shall bear the expense of an annual reasonable advertising allowance, such an amount to be determined by the agreement of the parties and with consideration to then production demands.

     5.1.4. Palletech shall, at its own cost and expense, provide all production facilities, equipment, raw materials, supplies, maintenance, repair, personnel and any and all other items, as shall be necessary to accomplish the manufacture of plastic pallets.

     6.     FEES AND PAYMENTS.

     6.1. Palletech shall pay to Nitro Plastics an initial licensing fee in the amount of $83,333.33, receipt in full of which is hereby acknowledged by Nitro Plastics.

     6.2. During the first five (5) years of the term of this agreement, Palletech shall pay to Nitro Plastics a royalty fee in the amount of FIFTY CENTS ($.50) per pallet sold, delivered and paid for by purchaser. During the second five (5) years or the term of this agreement, the royalty per pallet referred to above shall be reduced to Twenty-Five Cents ($.25) per pallet. Payment of royalties shall be made to Nitro Plastics by Palletech within seven (7) business days, after the end of each month on pallets sold, delivered and paid for by the purchaser.

     7.     MISCELLANEOUS PROVISIONS.

     7.1.   DEFAULT

     7.1.1. Default by Palletech: It is understood and agreed that the technology licensed herein is proprietary to Nitro Plastics who is the owner of the Process and Information. Nitro Plastics agrees to defend, save harmless and indemnify Palletech, or it affiliates and/or sub-licensees in the event that Nitro Plastics does not own, possess and/or exclusively control the proprietary technology that it has claimed it owns. Any attempt by Palletech to utilize this technology for its own purposes, outside of the terms and provisions of this agreement shall be deemed to be an "event of default" of this agreement and this agreement shall immediately terminate, excepting however that an "event of default" shall not be deemed to have occurred by Palletech unless and until Nitro Plastics has given written notice by certified mail return requested to Palletech c/o Mr. Mark Fixler, Vice-President, Pallet Technology, Inc., 3637 South Green Road, Suite 201, Beachwood, Ohio 44122 specifically advising Palletech of the alleged breach

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and Palletech has not corrected and/or cured such alleged breach within one hundred twenty (120) days (the "Cure Period") after receipt of the notice from Nitro Plastics.

     Until such time as the Cure Period has run, no conduct by Palletech as referred to herein and/or as alleged as a breach shall be deemed to be an "event of default". In the event of a default by Palletech, Nitro Plastics shall be entitled to all legal and equitable relief, including injunction, as shall be appropriate. Nitro Plastics agrees that Palletech has the right to sell the pallets through its own efforts, organization, representatives, sub-licensee(s) and/or affiliate organization(s) provided that Nitro Plastics receives its royalties on those sales.

     7.1.2. In the event of default by Palletech after the Cure Period has run, and in addition to all remedies available to Nitro Plastic at law or in equity, Palletech shall be liable to Nitro Plastics for the immediate payment of all royalties then due from Palletech.

     7.2.   NO PARTNERSHIP:   Nothing contained herein shall be construed or
interpreted to create a partnership relationship between the parties. Neither party shall have any authority to obligate or bind the other for any debt to a third party.

     7.3. NOTICE: Any notice required by this agreement shall be given by certified mail to the address(es) of the party involved as shown at the beginning of this agreement.

     7.4. ARBITRATION: No civil action concerning any dispute arising regarding the payment of royalties under this agreement shall be instituted before any court and all such disputes shall be submitted to final and binding arbitration pursuant to the then pending rules of the American Arbitration Association, with such arbitration to be conducted at 1335 James Parkway, Heath Ohio or such other place as Palletech shall maintain its books and records relating to production and sale of the pallets associated with this agreement. The arbitrator's award resulting from such arbitration may be confirmed and entered as a final judgment in any court of competent jurisdiction and enforced accordingly. Otherwise, exclusive jurisdiction and venue regarding any other matter(s) associated with this agreement shall be in Licking County, Ohio unless agreed otherwise in writing by the parties hereto.

     7.5. ATTORNEYS FEES: In the event of any litigation and/or arbitration caused by a dispute arising from this agreement, the prevailing party shall be entitled to reimbursement from the losing party for attorney's fees (including those on appeal) and costs incurred during each dispute.

     7.6. SUCCESSORS IN INTEREST: Although it is understood and agreed that this agreement is not assignable by Palletech to any third party without the prior written consent of Nitro Plastics which shall not be unreasonably withheld and/or unless under a specific provision of this agreement which permits assignment or sub-licensing, the provisions, conditions, forms and covenants herein contained shall bind, and the benefits and advantages shall inure to, the respective successors, assigns, trustees, receivers, heirs and personal representatives of the parties hereto.

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     7.7    LAWS CONTROLLING:  This agreement shall be construed, enforced and interpreted in accordance with the laws of the State of Ohio, whose jurisdiction is acceptable to both parties.

     7.8. CAPTIONS: The captions of sections of this agreement are for convenient reference only, and shall not affect the construction of interpretations of any of the terms and provisions set forth herein.

     7.9. SEVERABILITY: In the event any provision of this agreement are found to be in violation of any law, or are determined to be unenforceable for any reason, this shall not serve to invalidate the remainder of this agreement.

     7.10. INFRINGEMENT AND CONFIDENTIALITY: Nitro Plastics and Yoram Aisenberg shall defend, at its own expense, all infringement suits that may be brought against Palletech or its sub-licensees based on or related to the manufacture, use, or sale of the pallets and products based on or using the Process, Information and any other aspects of the proprietary information.
In the event any information is brought to the attention of Nitro Plastics that others without benefit of license are infringing and/or using any of the rights granted pursuant to this agreement to Palletech, Nitro Plastics and Aisenberg shall, at its own expense, diligently prosecute all such infringers. In any of the foregoing suits, Palletech may, at Palletech's expense, be represented by counsel of its own choice. Nitro Plastics will do all things necessary to protect the confidentiality of its proprietary process during the term of this Agreement and thereafter as well as them confidentiality of Palletech's business and the business of its patents and affiliates including but not limited to Palletech's products, personnel, suppliers, customers, customer lists and customer leads.

     7.11. All documents, blue prints, machine blue prints, and operating techniques will be placed in a safety deposit box.

     8.     ASSIGNMENTS AND AUTHORIZATION.

     8.1. Nitro Plastics reserves the right to assign this licensing and marketing agreement only with the written consent of Palletech, which consent shall not be unreasonably withheld.

     8.2. Nitro Plastics shall provide to Palletech prior to the execution of this Agreement a resolution of the board of directors and/or authorized officers of Nitro Plastics, being Yoram Aisenberg and Avraham Weinstein, which authorizes and approves Yoram Aisenberg as a representative of Nitro Plastics acting on behalf of Nitro Plastics, to agree to the provisions of this agreement and execute this agreement on behalf of Nitro Plastics.

     IN WITNESS WHEREOF, the parties hereto have executed this agreement on the day and year first above written. This Agreement supercedes the written agreement by and between Palletech and Nitro Plastics dated July 7, 1997 and represent the entire Agreement of the parties.

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Witnessed in the Presence of:          NITRO PLASTICS TECHNOLOGIES OF ISRAEL


----------------------------------     ------------------------------------

                                       By:   /s/ Yoram Aisenberg
                                           --------------------------------

                                       Its:
----------------------------------         --------------------------------



                                       PALLETECH, INC. kna PALLET
                                       TECHNOLOGY, INC.


----------------------------------     ------------------------------------

                                       By:   /S/ Mark Fixler
                                           --------------------------------

                                       Its:  President
----------------------------------         --------------------------------

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